                                                                      Exhibit 4D

                   Lincoln Life & Annuity Company of New York

No-Lapse Enhancement Rider

This rider is made part of the policy to which it is attached if "No-Lapse Enhancement Rider" is shown in the Policy Specifications. This rider consists of the No-Lapse Value provision, the No-Lapse Premium provision and the Guaranteed Paid-Up Death Benefit.

(1)  No-Lapse Value Provision

Lapse Protection. The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as the No-Lapse Value, less Indebtedness, is greater than zero.

Death Benefit Proceeds. If the No-Lapse Value, less Indebtedness, is greater than zero, Lincoln Life shall pay Death Benefit Proceeds no less than the Guaranteed Minimum Death Benefit less Indebtedness.

Guaranteed Minimum Death Benefit. The Guaranteed Minimum Death Benefit is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Guaranteed Minimum Death Benefit is chosen by the Owner and used in determining the actual Death Benefit Proceeds provided by the rider. It may be decreased as described in the "Changes in Guaranteed Minimum Death Benefit" provision of this rider.

Guaranteed Minimum Death Benefit Percentage. The Guaranteed Minimum Death Benefit Percentage is measured by dividing the Guaranteed Minimum Death Benefit on the Monthly Anniversary Day by the lesser of the current Specified Amount or the Initial Specified Amount. The minimum initial Guaranteed Minimum Death Benefit Percentage is 70%.

Changes in Guaranteed Minimum Death Benefit. If the Specified Amount is decreased so that it is below the Guaranteed Minimum Death Benefit, the Guaranteed Minimum Death Benefit will be decreased to a level equal to the Specified Amount. The decrease will become effective on the same date as the decrease in Specified Amount. Subject to the provisions of this paragraph, decreases in the Guaranteed Minimum Death Benefit may be made at any time, upon request by the Owner In Writing, and will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request. Increases in the Guaranteed Minimum Death Benefit will not be allowed.

Funding Level. Funding Level is measured by dividing the No Lapse Value on the Monthly Anniversary Day by the Specified Amount.

No-Lapse Value. The No-Lapse Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day.

LR657                                                                     Page 1

(2) is all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load (as described in the "No-Lapse Premium Load" provision of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.

(4) is accumulated interest, as described in the "Interest Credited on No-Lapse Value" provision of this rider.

(5) is the No-Lapse Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from Schedule 1 of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the No-Lapse Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The No-Lapse Value on the Policy Date will be the initial premium received less
(i) the No-Lapse Monthly Deduction for the first policy month and (ii) the No-Lapse Premium Load.

The No-Lapse Value may become less than zero.

No-Lapse Monthly Deduction. The No-Lapse Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE 1 is the No-Lapse Cost of Insurance (as described in the "No-Lapse Cost of Insurance" provision of this rider) and the cost of any additional benefits provided by rider for the policy month; and

CHARGE 2 is the No-Lapse Monthly Administrative Fee (as described in the "No-Lapse Monthly Administrative Fee" provision of this rider).

Interest Credited on No-Lapse Value. Lincoln Life will credit interest to the No-Lapse Value daily. The interest rate applied to borrowed and unborrowed funds will be a compounded daily rate of 0.018538% (equivalent to a compounded annual rate of 7.0%).

No-Lapse Cost of Insurance. The No-Lapse Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the No-Lapse Death Benefit Value at the beginning of the policy month, divided by 1.0032737,

(2) is the No-Lapse Value at the beginning of the policy month prior to the No-Lapse Monthly Deduction, or zero, if greater, and

(3) is the No-Lapse Factor as described in the Table of No-Lapse Factors attached to this rider.

No-Lapse Death Benefit Value. The No-Lapse Death Benefit Value, which is used to determine the No-Lapse Cost of Insurance, is calculated as described in the death benefit provision of the policy using the No-Lapse Value in lieu of the Accumulation Value.

Fixed Account Allocation. The percentage of the policy Net Accumulation Value allocated to the Fixed Account, as initially selected on the application or subsequently changed by the Owner. The Fixed Account Allocation can impact the No-Lapse Value as described in the "Table of No-Lapse Factors".

LR657                                                                     Page 2

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                            Table of No-Lapse Factors

SPECIAL NOTE:  These monthly reference factors are based on the sex, Age, premium class of each Insured, duration and are based upon an actuarial formula that reflects one-alive and both-alive probabilities. The reference factors shown below reflect the amount of the Flat Extra Monthly Insurance Cost or the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

Policy    Monthly   Policy    Monthly   Policy    Monthly   Policy    Monthly
 Year      Rate      Year       Rate     Year      Rate      Year      Rate
------   --------   ------   --------   ------   --------   ------   --------
   1      0.09751      2      0.12168      3      0.15586      4      0.18003
   5      0.20421      6      0.21421      7      0.23756      8      0.27007
   9      0.30259     10      0.33261     11      0.37764     12      0.42018
  13      0.46105     14      0.51109     15      0.55281     16      0.63707
  17      0.73638     18      0.84071     19      0.97178     20      1.12376

  21      1.23151     22      1.34848     23      1.47049     24      1.60089
  25      1.74052     26      1.89609     27      2.06927     28      2.26512
  29      2.48700     30      2.73412     31      3.00567     32      3.29499
  33      3.60377     34      3.93207     35      4.28831     36      4.68771
  37      5.14130     38      5.66272     39      6.26231     40      6.93020

  41      7.65397     42      8.41946     43      9.21667     44     10.03810
  45     10.90599     46     11.85387     47     12.90782     48     14.10279
  49     15.45351     50     16.92847     51     18.49589     52     20.12277
  53     21.79488     54     23.50479     55     25.25721     56     27.07366
  57     28.98832     58     31.07045     59     33.44130     60     36.48335

  61     40.87697     62     48.01022     63     60.77254     64     85.39234
  65     89.91826

On each Monthly Anniversary Day, the monthly No-Lapse Factor is multiplied by a reduction factor if, at the appropriate Age, the Funding Level exceeds the level noted below.

          Funding           Funding           Funding           Funding
  Age      Level     Age     Level     Age     Level     Age     Level
------    -------    ---    -------    ---    -------    ---    -------
1 - 40      0.50%     41      0.50%     42      0.60%     43      0.70%
  44        0.80%     45      0.90%     46      1.00%     47      1.20%
  48        1.30%     49      1.40%     50      1.50%     51      1.60%
  52        1.70%     53      1.80%     54      2.00%     55      2.20%
  56        2.40%     57      2.60%     58      2.80%     59      2.90%

  60        3.00%     61      3.20%     62      3.40%     63      3.70%
  64        4.00%     65      4.40%     66      4.80%     67      5.30%
  68        5.80%     69      6.40%     70      7.00%     71      7.60%
  72        8.30%     73      9.00%     74     10.00%     75     11.00%
  76       12.00%     77     13.50%     78     15.00%     79     17.00%

  80       19.00%     81     21.00%     82     23.00%     83     25.00%
  84       30.00%     85     35.00%     86     40.00%     87     45.00%
  88+      50.00%

LR657                                                                     Page 3

The reduction factor, if applicable, is determined based on two measures: 1) Guaranteed Minimum Death Benefit Percentage, and 2) Fixed Account Allocation. The following table shows the reduction factors.

-------------------------------------------------------------------------------------------------------------------------
 If the Guaranteed
   Minimum Death
Benefit Percentage
        is:                                      And the allocation to the Fixed Account is:
-------------------------------------------------------------------------------------------------------------------------
                      0 to 9%    10 to     20 to     30 to     40 to     50 to     60 to     70 to     80 to     90 to
                                  19%       29%       39%       49%       59%       69%       79%       89%       100%
-------------------------------------------------------------------------------------------------------------------------
     0 - 70%:          0.210     0.208     0.207     0.206     0.205     0.204     0.203     0.202     0.201     0.200

   70.01% - 80%:       0.250     0.241     0.234     0.229     0.226     0.224     0.223     0.222     0.221     0.220

   80.01% - 90%:       0.300     0.286     0.274     0.269     0.266     0.264     0.263     0.262     0.261     0.260

 90.01% or more:       0.350     0.330     0.315     0.310     0.307     0.305     0.303     0.302     0.301     0.300
-------------------------------------------------------------------------------------------------------------------------

No-Lapse Premium Load. Lincoln Life will deduct a No-Lapse Premium Load of 20.0% from each premium payment in Policy Years 1 through 10 and 10.0% thereafter.

No-Lapse Monthly Administrative Fee. The No-Lapse monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year and (b) a monthly charge per $1,000 of the policy Guaranteed Minimum Death Benefit. The charge described in (b) will be determined using the table that follows.

         Monthly            Monthly            Monthly            Monthly
         Charge             Charge             Charge             Charge
Policy     Per     Policy     Per     Policy     Per     Policy     Per
 Year     $1000     Year     $1000     Year     $1000     Year     $1000
------   -------   ------   -------   ------   -------   ------   -------
   1      0.002       2      0.003       3      0.003       4      0.003
   5      0.004       6      0.004       7      0.004       8      0.005
   9      0.006      10      0.007      11      0.008      12      0.008
  13      0.009      14      0.010      15      0.012      16      0.013
  17      0.015      18      0.018      19      0.021      20      0.024

  21      0.027      22      0.029      23      0.033      24      0.036
  25      0.039      26      0.043      27      0.048      28      0.053
  29      0.058      30      0.064      31      0.071      32      0.078
  33      0.087      34      0.096      35      0.105      36      0.116
  37      0.128      38      0.143      39      0.159      40      0.178

  41      0.198      42      0.220      43      0.243      44      0.267
  45      0.293      46      0.321      47      0.353      48      0.388
  49      0.429      50      0.473      51      0.522      52      0.572
  53      0.624      54      0.678      55      0.735      56      0.794
  57      0.858      58      0.926      59      1.044      60      1.103

  61      1.242      62      1.461      63      1.843      64      2.550
  65      3.913

LR657                                                                     Page 4

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On each Monthly Anniversary Day, the monthly charge per $1,000 is multiplied by a reduction factor, which is determined based on two measures: 1) Guaranteed Minimum Death Benefit Percentage, and 2) Fixed Account Allocation. The following table shows the reduction factors.

-------------------------------------------------------------------------------------------------------------------------
 If the Guaranteed
   Minimum Death
Benefit Percentage
        is:                                      And the allocation to the Fixed Account is:
-------------------------------------------------------------------------------------------------------------------------
                      0 to 9%    10 to     20 to     30 to     40 to     50 to     60 to     70 to     80 to     90 to
                                  19%       29%       39%       49%       59%       69%       79%       89%       100%
-------------------------------------------------------------------------------------------------------------------------
     0 - 70%:          0.100     0.070     0.050     0.030     0.020     0.010     0.000     0.000     0.000     0.000

   70.01% - 80%:       0.300     0.210     0.140     0.080     0.030     0.020     0.010     0.000     0.000     0.000

   80.01% - 90%:       0.600     0.420     0.270     0.150     0.060     0.040     0.020     0.010     0.000     0.000

 90.01% or more:       1.000     0.700     0.450     0.250     0.100     0.070     0.040     0.020     0.010     0.000
-------------------------------------------------------------------------------------------------------------------------

(2)  No-Lapse Premium Provision

Lapse Protection The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as item (a) below at least equals item (b) below even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below. Item (a) is the sum of all premium payments less any partial surrenders (i.e. withdrawals), accumulated at 4% annual interest, and less any Indebtedness. Item (b) is the sum of the No-Lapse Premiums shown in the POLICY SPECIFICATIONS due since the Policy Date, accumulated at 4% annual interest.

Death Benefit Proceeds. If the conditions of the No-Lapse Premium provision are met, Lincoln Life shall pay Death Benefit Proceeds no less than the Specified Amount less Indebtedness. Further, no benefits will be paid under the provisions of the Supplemental Term Insurance Rider.

Termination. The No-Lapse Premium provision will terminate upon the earliest of the following to occur: (a) the younger Insured reaches or would have reached Age 80, or (b) at the beginning of the 41st Policy Year. Continuing to pay the No-Lapse Premium amount beyond the expiration of the No-Lapse Provision does not guarantee that the policy will not lapse. The No-Lapse Premium amount may not continue the policy in force until the earlier of (a) or (b) if there are changes in the Specified Amount.

(3)  Guaranteed Paid-Up Death Benefit

Lapse Protection The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as the Guaranteed Paid-Up Death Benefit is greater than zero.

Death Benefit Proceeds. If the Guaranteed Paid-Up Death Benefit is greater than zero, Lincoln Life shall pay Death Benefit Proceeds no less than the Guaranteed Paid-Up Death Benefit. Further, no benefits will be paid under the provisions of the Supplemental Term Insurance Rider.

Guaranteed Paid-Up Death Benefit. On each Policy Anniversary, and immediately following any increase in Specified Amount, Loan Account value, or Partial Surrender (i.e. withdrawal), a Guaranteed Paid-Up Death Benefit will be determined. The initial Guaranteed Paid-Up Death Benefit is equal to zero.

LR657                                                                     Page 5

On each anniversary, the Guaranteed Paid-Up Death Benefit is determined to be the greater of (1) and (2) where:

(1) is equal to:  (A) + (B) - (C)

                  where:

                  (A) is the Net Accumulation Value divided by the Guaranteed Paid-Up Death Benefit Factor as described in the Table of Guaranteed Paid-Up Factors attached to this rider.

                  (B) is the Loan Account divided by the Guaranteed Paid-Up Death Benefit Loan Factor as described in the Table of Guaranteed Paid-Up Factors attached to this rider.

                  (C) is the Loan Account.

                  However, if (A) + (B) is less than 70% of the Policy's Specified Amount, then (1) is equal to zero.

(2) is equal to:  The previously determined Guaranteed Paid-Up Death Benefit.

Following any increase in Specified Amount, Loan Account value, or Partial Surrender (i.e. withdrawal), the Guaranteed Paid-Up Death Benefit is determined to be the greater of (1) and (2) where:

(1) is equal to:  (A) + (B) - (C)

                  where:

                  (A) is the Net Accumulation Value divided by the Guaranteed Paid-Up Death Benefit Factor as described in the Table of Guaranteed Paid-Up Factors attached to this rider.

                  (B) is the Loan Account divided by the Guaranteed Paid-Up Death Benefit Loan Factor as described in the Table of Guaranteed Paid-Up Factors attached to this rider.

                  (C) is the Loan Account.

                  However, if (A) + (B) is less than 70% of the Policy's Specified Amount, then (1) is equal to zero.

(2) is equal to:  Zero.

LR657                                                                     Page 6

                       Table of Guaranteed Paid-Up Factors

Paid-Up Factor Age. Paid-Up Factor Age is the Age of the Younger Insured at the Policy Date plus the number of Policy Years.

-----------------------------------------------------------------------------------------------------------------
                                    Guaranteed                                                      Guaranteed
                    Guaranteed    Paid-Up Death                                     Guaranteed    Paid-Up Death
 Paid-Up Factor   Paid-Up Death      Benefit                         Paid-Up      Paid-Up Death      Benefit
      Age         Benefit Factor   Loan Factor                      Factor Age    Benefit Factor   Loan Factor
-----------------------------------------------------------------------------------------------------------------
      0-20            0.221           0.221                             60            0.451           0.451
       21             0.223           0.223                             61            0.463           0.463
       22             0.226           0.226                             62            0.475           0.475
       23             0.228           0.228                             63            0.488           0.488
       24              0.23            0.23                             64            0.501           0.501
       25             0.232           0.232                             65            0.515           0.515
       26             0.235           0.235                             66             0.53            0.53
       27             0.237           0.237                             67            0.544           0.544
       28              0.24            0.24                             68            0.559           0.559
       29             0.242           0.242                             69            0.573           0.573
       30             0.245           0.245                             70            0.588           0.588
       31             0.248           0.248                             71            0.602           0.602
       32             0.252           0.252                             72            0.617           0.617
       33             0.256           0.256                             73            0.632           0.632
       34              0.26            0.26                             74            0.647           0.647
       35             0.264           0.264                             75            0.661           0.661
       36             0.268           0.268                             76            0.676           0.676
       37             0.272           0.272                             77             0.69            0.69
       38             0.276           0.276                             78            0.704           0.704
       39              0.28            0.28                             79            0.718           0.718
       40             0.284           0.284                             80            0.733           0.733
       41              0.29            0.29                             81            0.747           0.747
       42             0.296           0.296                             82            0.761           0.761
       43             0.302           0.302                             83            0.775           0.775
       44             0.308           0.308                             84            0.788           0.788
       45             0.315           0.315                             85              0.8             0.8
       46             0.322           0.322                             86            0.812           0.812
       47             0.329           0.329                             87            0.823           0.823
       48             0.336           0.336                             88            0.834           0.834
       49             0.343           0.343                             89            0.845           0.845
       50             0.351           0.351                             90            0.855           0.855
       51             0.358           0.358                             91            0.866           0.866
       52             0.366           0.366                             92            0.877           0.877
       53             0.373           0.373                             93            0.888           0.888
       54             0.381           0.381                             94              0.9             0.9
       55             0.392           0.392                             95            0.914           0.914
       56             0.403           0.403                             96            0.928           0.928
       57             0.415           0.415                             97            0.942           0.942
       58             0.426           0.426                             98            0.956           0.956
       59             0.438           0.438                             99            0.976           0.976
-----------------------------------------------------------------------------------------------------------------

LR657                                                                     Page 7

(4)  General Provisions

Grace Period. The "Grace Period" provision of the policy will begin when (i) the No-Lapse Value, less Indebtedness, is less than or equal to zero and (ii) the terms of the No-Lapse Premium provision are no longer met and (iii) when the Guaranteed Paid-Up Death Benefit is equal to zero and (iiii) when the terms of the "Grace Period" provision of the policy are met.

Allocation Requirement. This rider requires that Automatic Rebalancing, as described in the policy, be maintained as long as the rider is in force. Additionally, Lincoln Life reserves the right to restrict the allocation to any one of a group of specified Variable Sub-Accounts to a maximum of 40% of the Net Accumulation Value of the policy. If such a requirement is imposed, the Owner will be notified In Writing. Such notice will identify the impacted Variable Sub-Accounts and the action required to meet the Allocation Requirement.

Termination. This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first: (i) the Insured reaches Age 100, (ii) surrender or other termination of the policy, (iii) discontinuation of Automatic Rebalancing, or (iiii) the Allocation Requirement is imposed and corrective action is not taken within 61 days after the date of mailing of the notice of such requirement. If the rider terminates due to (i) above, coverage will continue as provided under the "Continuation of Coverage" provision of the policy and the "Death Benefit Proceeds" provision of the rider will continue to apply. If this rider terminates, it cannot be reinstated.

The duration of the Lapse Protection provided by this rider may be reduced if:
(i) premiums or other deposits are not received on or before their due date;
(ii) any Indebtedness exists, or (iii) the Owner initiates any policy change that decreases the No-Lapse Value under the policy. Policy changes that could decrease the No-Lapse Value include, but are not limited to, partial surrenders, increases in Specified Amount, changes in Death Benefit Option, and changes in the Fixed Account Allocation.

Policy Provisions. Except as provided above, this rider is subject to all the terms of the policy.

Effective Date. This rider becomes effective as of its Policy Date which is the Policy Date of the policy.

                                     Lincoln Life & Annuity Company of New York

                                                [GRAPHIC APPEARS HERE]

LR657                                                                     Page 8